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                                  SCHEDULE 13G

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
      (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)



                            Predictive Systems, Inc.
                            -----------------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                   74036W102
                                   ---------
                                 (CUSIP Number)


                                October 27, 1999
                                ----------------
            (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]  Rule 13d-1(b)
           [X]  Rule 13d-1(c)
           [ ]  Rule 13d-1(d)

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CUSIP NO. 74036W102                   13G                      PAGE 1 OF 3 PAGES



--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ROWLAND W. DAY II
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  [ ]
                                                                        (b)  [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
--------------------------------------------------------------------------------
  NUMBER OF      5      SOLE VOTING POWER                   1,200,000
   SHARES      -----------------------------------------------------------------
BENEFICIALLY     6      SHARED VOTING POWER                 36,000
  OWNED BY     -----------------------------------------------------------------
    EACH         7      SOLE DISPOSITIVE POWER              1,200,000
 REPORTING     -----------------------------------------------------------------
PERSON WITH      8      SHARED DISPOSITIVE POWER            36,000
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,236,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    [ ]
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4% (BASED ON 22,542,280 SHARES OUTSTANDING AS REPORTED IN POST EFFECTIVE AMENDMENT NO. 1 TO THE ISSUER'S REGISTRATION STATEMENT ON FORM S-1, FILED ON OCTOBER 27, 1999).
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN (INDIVIDUAL)
--------------------------------------------------------------------------------

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ITEM 1(a).        NAME OF ISSUER:

                  Predictive Systems, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  Predictive Systems, Inc.
                  145 Hudson Street
                  New York, New York 10013.

ITEM 2(a).        NAME OF PERSON FILING

                  Rowland W. Day II

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  Rowland W. Day II
                  Day & Campbell, LLP
                  3070 Bristol, Suite 450
                  Costa Mesa, CA 92626

ITEM 2(c).        CITIZENSHIP

                  Mr. Day is a citizen of the United States and a resident of California

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.001 per share

ITEM 2(e).        CUSIP NUMBER:

                  74036W102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act.
                  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.
                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act.
                  (e)  [ ]  An investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);
                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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ITEM 4.           OWNERSHIP.

                  (a)      Amount beneficially owned:    1,236,000*

                  (b)      Percent of class:             5.4% (based on
                                                         22,542,280 shares
                                                         outstanding as reported
                                                         in Post Effective
                                                         Amendment No. 1 to the
                                                         Issuer's Registration
                                                         Statement on Form S-1,
                                                         filed on October 27,
                                                         1999)

                  (c)      Number of shares as to
                           which such person has:

                  (i)      Sole power to vote or to
                           direct the vote:              1,200,000

                  (ii)     Shared power to vote or
                           direct the vote:              36,000

                  (iii)    Sole power to dispose or to
                           direct the disposition of:    1,200,000

                  (iv)     Shared power to dispose or
                           to direct the disposition of: 36,000

                  * 600,000 of these shares are held by Mr. Day directly. 36,000 are held by members of Mr. Day's immediate family. Ownership of the remaining 600,000 shares is the subject of pending litigation. Mr. Day claims ownership of such shares, although he does not hold such shares directly as of the date of this filing.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATIONS.

                  (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

                  "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 14, 1999
                                                  /s/ Rowland W. Day II
                                                  ------------------------------
                                                  Rowland W. Day II